Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. NOW OWNS 100 PERCENT OF AUSTIN GENTLEMEN’S CLUB

HOUSTON – (April 1, 2008) – Rick’s Cabaret International, Inc. (NASDAQ/GM:RICK), the premier operator of upscale gentlemen’s clubs, has acquired the remaining 49 percent  of the 22,000-square-foot gentlemen’s club in Austin, Texas that it has operated since November 2006 and now owns 100 percent of it.

To acquire full ownership the company paid approximately $700,000 in cash and debt forgiveness plus 35,000 shares of restricted common stock to be valued at $20 per share, subject to a lock up agreement after a one year holding period.

Eric Langan, President and CEO of Rick’s Cabaret, said, “Purchasing the additional 49% and gaining 100% control of the club allows us to fully recognize our management’s efforts in building this location and creates value for our shareholders.”

With the close of this transaction, combined with the close of the Philadelphia acquisition announced on March 31, 2008, the company believes that it will exceed previously announced fiscal 2008 guidance of $55 million in revenue and earnings of $1.10 per share.  However, due to the start up nature of the Philadelphia club, the company expects to update guidance during its May 2008 earnings conference call.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.
Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com